Exhibit 1.01

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Games Expects Approximately 50 Percent Increase in Revenue in Second Quarter of 2009 from the First Quarter of 2009

SHANGHAI, ATLANTA, July 20, 2009 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today that, based on preliminary financial data and projections, it estimates that its revenue for the second quarter 2009 will increase by approximately 50 percent over revenues in the first quarter 2009.

The projected increase is primarily attributed to the rebound of Yulgang metrics after its launch of a major new version (3.0), called Nan Lin Feng Yun, on March 27, 2009.

“We are very pleased to see a significant rebound in revenue at CDC Games in our second quarter of this year and believe this trend will continue as a result of the launch of Nan Lin Feng Yun,” said Monish Bahl, CFO of CDC Games. “We also are excited about the prospects of our anticipated launch of The Lord of the Rings Online in the second half of this year. With the continued popularity of Yulgang and our anticipated launch of The Lord of the Rings Online, as well as new planned versions of some of our other games, we feel optimistic about our prospects for the remainder of 2009 and beyond.”

• Special Note Regarding CDC Games Financial Guidance

The financial guidance provided herein applies to CDC Games Corporation only, a business unit of CDC Corporation. This financial guidance does not apply to, and is not indicative of, the consolidated financial results of CDC Corporation, or the financial results of CDC Software Corporation, China.com, Inc. or any of their respective affiliates or subsidiaries. Investors are cautioned not to place reliance on the financial guidance set forth herein for purposes of any investment decision with respect to the shares of CDC Corporation or any of its affiliates or subsidiaries, and should read the foregoing in conjunction with the reports and other materials filed with the United States Securities and Exchange Commission by CDC Corporation, including, without limitation, its Annual Report on Form 20-F for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on June 30, 2009 and other filings and submissions we may make, from time to time.

About CDC Games
CDC Games is a market leader in online and mobile games in China with more than 160 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force.  Currently, CDC Games offers a variety of popular MMO online games in China. For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about the financial performance of CDC Games, including expected amounts for, and increases in, revenues, our beliefs regarding the continuation of this trend in revenue and the potential reasons therefor, our beliefs regarding the present and future momentum in the CDC Games business, our beliefs regarding the quality of our games pipeline, the timing of future games launches, and our ability to launch additional games in the future, our beliefs regarding the accuracy, completeness and utility of the revenue guidance provided herein for CDC Games, our beliefs about our expected financial performance and our financial and strategic position for the remainder of 2009 for CDC Games, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to successfully develop, license and market other games; (c) the future growth of the online games industry in the China market; (d) the possibility of launch and development delays; (e) the development of competing products and technology; (f) the continued popularity and player acceptance of Yulgang, Special Force and our other games; and (g) the continuation of our contractual and other partners to perform their obligations under agreements with us. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2008 filed with the Securities and Exchange Commission on June 30, 2009 . All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise